UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2008

BJ SERVICES COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-10570	63-0084140
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4601 Westway Park Blvd, Houston, Texas	77041
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 462-4239

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 11, 2008, the Executive Compensation Committee (the “Compensation Committee”) approved the following annual salaries for our named executive officers effective December 1, 2008.

Name	New Base Salary
J. W. Stewart Chairman of the Board, President and Chief Executive Officer	$1,215,000

Jeffrey E. Smith Senior Vice President—Finance and Chief Financial Officer	$560,000

David D. Dunlap Executive Vice President and Chief Operating Officer	$635,000

Margaret B. Shannon Vice President—General Counsel	$435,000

Alasdair Buchanan Vice President—International Pressure Pumping Services	$425,000

The Compensation Committee also set the corporate performance objectives for the persons listed in the table above to be used in determining cash bonus awards for our executive officers in fiscal year 2009 under our Annual Bonus Plan. For fiscal year 2009, bonus targets for our executive officers will be based on corporate performance, specifically earnings per share objectives. Cash bonus awards are based on a percentage of a participant’s December 1st base salary. There are three bonus award levels for each executive officer: entry level (minimum), expected value (target) and over achievement. Each level represents the percentage of base salary that the executive officer will receive as a bonus if that particular bonus award level is met for the fiscal year. The bonus levels for fiscal 2009 are 10%, 100% and 175% of base salary for Mr. Stewart, 8%, 80% and 140% of base salary for Messrs. Dunlap and Smith and 7%, 70% and 122.5% of base salary for the other NEOs.

At the same meeting, the Compensation Committee approved annual bonuses for the named executive officers for fiscal 2008 to be paid out in December 2008 in the following amounts: Mr. Stewart – $575,000; Mr. Smith – $198,000; Mr. Dunlap – $242,000; Ms. Shannon – $143,000 and Mr. Buchanan – $140,000. The fiscal 2008 EPS target for annual bonuses approved by the Compensation Committee in December 2007 was $2.00 for entry level, $2.41 for expected value (target) and $2.75 for over-achievement. The Company’s earnings per share for fiscal 2008 was $2.06. The Compensation Committee awarded the Chief Executive Officer and the NEO’s, as well as the other executive officers, a bonus equal to 50% of the bonus that would have been paid if the Company had reached the expected value (target) level. This was higher than the bonus that would have been paid at the level of earnings at $2.06. The bonus was awarded at the higher level in recognition of the Company’s achieving record revenues in fiscal 2008. The Company also approved bonuses at the same level or higher (50% or more of the bonus that would have been paid if the Company had reached expected value) to all employees in the incentive plan.

In addition, at its November 11, 2008 meeting, the Compensation Committee awarded bonus stock to each of the NEOs and certain other executive officers. The NEOs were awarded bonus stock in the following amounts: Mr. Stewart – 21,346; Mr. Smith – 4,216; Mr. Dunlap – 10,032, Ms. Shannon – 3,123 and Mr. Buchanan – 4,269. Each

share of bonus stock represents the right to receive one share of Common Stock if certain performance criteria are met. For bonus stock awards granted on November 11, 2008, the awards vest, if on each quarterly vesting date, the Company has positive consolidated operating income for the fiscal quarter in which a portion of the Bonus Stock granted is scheduled to vest computed in accordance with accounting principles generally accepted in the United States, but then adjusted to exclude the following: (i) any amounts accrued by the Company during the fiscal quarter pursuant to annual incentive bonus award and stock based compensation plans or cash profit sharing plans; (ii) any discretionary or matching contributions made to savings and deferred profit sharing plans or deferred compensation plans for the fiscal quarter; (iii) all items of gain, loss or expense for the fiscal quarter determined to be extraordinary or unusual in nature or infrequent in occurrence or related to discontinued operations or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APA Opinion No. 30) and Statement of Financial Accounting Standards No. 144 (SFAS No. 144), as applicable; (iv) all items of gain, loss or expense for the fiscal quarter related to restructuring charges of subsidiaries whose operations are not included in operating income for the fiscal quarter; (v) asset write-downs for the fiscal quarter; and (vi) any profit or loss attributable to the business operations of any entity acquired by the Company during the fiscal quarter. The form of award is attached hereto as Exhibit 10.1 and hereby incorporated by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description of Exhibit
10.1	Form of letter agreement setting forth terms and conditions of bonus stock awarded to executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BJ SERVICES COMPANY

Date: November 17, 2008	/s/ J. W. Stewart
J.W. Stewart
Chairman of the Board, President and Chief Executive Officer

Exhibit Number	Description of Exhibit
10.1	Form of letter agreement setting forth terms and conditions of bonus stock awarded to executive officers.